Exhibit 99.(e)

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made and entered into as of October 1, 2009, by and between IVA Fiduciary Trust, a Massachusetts business trust (the “Client”) and IVA Funds Distributors, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the Client is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest (“Shares”) in separate classes and series, with each such class and series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Client desires to retain the Distributor as principal underwriter in connection with the offering and sale of the Shares of each class and series listed on Exhibit A hereto and to such additional classes and series as shall be designated on Exhibit A in the future (as amended from time to time) (each a “Fund” and collectively the “Funds”);

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, this Agreement has been approved by a vote of the Client’s board of trustees (the “Board”) and its disinterested trustees in conformity with Section 15(c) of the 1940 Act; and

WHEREAS, the Distributor is willing to act as principal underwriter for the Client on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.             Appointment of Distributor.  The Client hereby appoints the Distributor as its exclusive agent for the sale and distribution of the unsold portion of the Shares of the Funds, on the terms and conditions set forth in this Agreement, and the Distributor hereby accepts such exclusive appointment and agrees to perform the services and duties set forth in this Agreement.

2.             Services and Duties of the Distributor.

A.            The Distributor agrees to act as agent of the Client for distribution of the Shares of the Funds, upon the terms and at the current offering price (plus sales charge, if any) described in the Prospectus, and as agent of the Client in connection with the repurchase and redemption of Shares by the Client upon the terms and conditions set forth in the Prospectus or as the Client acting through its Board may otherwise direct.  As used in this Agreement, the term “Prospectus” shall mean each current prospectus, including the statement of additional information, as amended or supplemented, relating to any of the Funds and included in the currently effective registration statement(s) or post-effective amendment(s) thereto (the “Registration Statement”) of the Client under the Securities Act of 1933, as amended (the “1933 Act”) and the 1940 Act.

B.            During the continuous public offering of Shares of the Funds, the Distributor will hold itself available to receive orders, satisfactory to the Distributor, for the purchase of Shares of the Funds and will promptly forward all orders to the Client, or its designated agent.  Such purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus.  All orders through the Distributor shall be subject to acceptance and confirmation by the Client.  Upon acceptance and confirmation of an order, the Client or its designated agent will make appropriate book entries and, upon receipt of payment therefor, will issue the appropriate number of Shares in uncertificated form.  On every sale, the Client shall receive the net asset value of the shares determined as described in the Prospectus.

C.            In addition to sales by the Distributor, the Client reserves the right to issue Shares at any time directly to its shareholders as a stock dividend or stock split or to sell Shares to its shareholders or other persons at not less than net asset value to the extent that the Client, its officers, or other persons associated with the Client participate in the sale, or to the extent that the Client or the transfer agent for its Shares receive purchase requests for Shares.  The Client also reserves the right to refuse at any time or times to sell any of its Shares for any reason deemed adequate by the Client in its sole discretion.

D.            The Distributor shall maintain membership with the NSCC and any other similar successor organization to sponsor a participant number for the Funds so as to enable the Shares to be traded through FundSERV.  The Distributor shall not be responsible for any operational matters associated with FundSERV or Networking transactions. The Client acknowledges that Distributor will be authorized to offer and redeem shares on behalf of the Client and that the Client will honor any instruction that Distributor enters into Fund/SERV on its behalf.

E.             The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations regarding the Funds other than as contained in the Prospectus and any sales literature and advertising materials specifically approved by the Client.

F.             The Distributor agrees to review all proposed advertising materials and sales literature for compliance with applicable laws and regulations, and, if required, shall file with appropriate regulators such advertising materials and sales literature.  The Distributor agrees to furnish to the Client any comments provided by regulators with respect to such materials.

G.            The Client agrees to redeem or repurchase Shares tendered by shareholders of the Funds in accordance with the Client’s obligations in the Prospectus and the Registration Statement.  The Client reserves the right to suspend such redemption and repurchase right upon written notice to the Distributor.

H.            The Distributor may, in its discretion, and shall, at the request of the Client, enter into agreements with such qualified broker-dealers and other financial intermediaries as it may select, in order that such broker-dealers and other intermediaries also may sell, redeem or repurchase Shares of the Funds.  The form of any dealer agreement shall be approved by the

Client (the “Standard Dealer Agreement”).  The Distributor shall not be obligated to make any payments to any broker-dealers, other financial intermediaries or other third parties, unless (i) Distributor has received a corresponding payment from the applicable Fund’s plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act (“Plan”) and (ii) such corresponding payment has been approved by the Client’s Board.  The Distributor shall include in the Standard Dealer Agreements a provision for the forfeiture by them of any sales charge or discount with respect to Shares sold by them and redeemed, repurchased or tendered for redemption within seven business days after the date of confirmation of such purchases.

I.              The Distributor shall devote its best efforts to effect sales of Shares of the Funds but shall not be obligated to sell any certain number of Shares.  Shares will be sold by the Distributor only against orders therefor.  The Distributor will not purchase shares from anyone other than the Client, and will not take “long” or “short” positions in Shares.

J.             The Distributor shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of 12b-1 payments received by the Distributor, if any.

K.            The Distributor may enter into agreements (“Subcontracts”) with qualified third parties to carry out some or all of the Distributor’s obligations under this Agreement, with the prior written consent of the Client, such consent not to be unreasonably withheld; provided, however, that execution of a Subcontract shall not relieve the Distributor of any of its responsibilities hereunder.

L.             Notwithstanding anything herein to the contrary, the Distributor shall not be required to register as a broker or dealer in any specific jurisdiction or to maintain its registration in any jurisdiction in which it is now registered unless such registration is required to perform the services and duties set forth in this Agreement.

3.             Representations, Warranties and Covenants of the Client.

A.            The Client hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)            it is duly organized and in good standing under the laws of its jurisdiction of incorporation/organization and is registered as an open-end management investment company under the 1940 Act;

(ii)           this Agreement has been duly authorized, executed and delivered by the Client and, when executed and delivered, will constitute a valid and legally binding obligation of the Client, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)          it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws/operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(iv)          the Shares are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable;

(v)           the Registration Statement and Prospectus included therein have been prepared in compliance in all material respects with the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder;

(vi)          the Registration Statement and Prospectus and any advertising materials and sales literature prepared by the Client or its agent do not and shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects;

(vii)         it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects; and

(viii)        it has adopted a statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide to the Distributor a copy of that statement annually upon request.

B.            The Client shall take, or cause to be taken, all necessary action to register the Shares under the federal and all applicable state securities laws and to maintain an effective Registration Statement for such Shares in order to permit the sale of Shares as herein contemplated.  The Client authorizes the Distributor to use the Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of Shares.

C.            The Client agrees to advise the Distributor promptly in writing:

(i)            of any material and non-routine correspondence or other communication by the Securities and Exchange Commission (“SEC”) or its staff relating to the issuance and sale of any of the Shares of the Funds, including requests by the SEC for amendments to the Registration Statement or Prospectus;

(ii)           in the event of the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;

(iii)          of the happening of any event which makes untrue any statement of a material fact made in the Prospectus or which requires the making of a change in such Prospectus in order to make the statements therein not misleading;

(iv)          in the event that it determines to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise or to suspend the redemption of Shares of any Fund at any time as permitted by the 1940 Act or the rules of the SEC; and

(v)           of the commencement of any litigation or proceedings against the Client or any of its officers or directors in connection with the issue and sale of any of the Shares.

D.            The Client shall file such reports and other documents as may be required under applicable federal and state laws and regulations, including state blue sky laws, and shall notify the Distributor in writing of the states in which the Shares may be sold and of any changes to such information.

E.             The Client shall fully cooperate in the efforts of the Distributor to sell and arrange for the sale of Shares.  In addition, the Client shall keep the Distributor fully informed of its affairs and shall provide to the Distributor from time to time copies of all information, financial statements, and other papers that the Distributor may reasonably request for use in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for the Client by its independent public accountants and such reasonable number of copies of the most current Prospectus, statement of additional information and annual and interim reports to shareholders as the Distributor may request.  The Client shall forward a copy of any SEC filings, including the Registration Statement, to the Distributor within one business day of any such filings.  Distributor acknowledges that all SEC filings are publicly available at no cost at www.sec.gov.  The Client represents that it will not use or authorize the use of any advertising or sales material unless and until such materials have been approved and authorized for use by the Distributor.

F.             The Client shall provide, and cause each other agent or service provider to the Client, including the Client’s transfer agent and investment adviser, to provide, to Distributor in a timely and accurate manner all such information (and in such reasonable medium) that the Distributor may reasonably request that may be necessary for the Distributor to perform its services and duties under this Agreement.

G.            The Client shall not file any amendment to the Registration Statement or Prospectus that amends any provision therein which pertains to Distributor, the distribution of the Shares or the applicable sales loads or public offering price without giving Distributor reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Client’s right to file at any time such amendments to the Registration Statement or Prospectus, of whatever character, as the Client may deem advisable, such right being in all respects absolute and unconditional.

H.            The Client has adopted policies and procedures pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, the Client (and relevant agents or service providers) shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent the unauthorized access to or use of, records and information relating to the Client and the owners of the Shares.

4.             Representations, Warranties and Covenants of the Distributor.

A.            The Distributor hereby represents and warrants to the Client, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)            it is duly organized and in good standing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii)           this Agreement has been duly authorized, executed and delivered by the Distributor and, when executed and delivered, will constitute a valid and legally binding obligation of the Distributor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)          it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(iv)          it is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA, and at all times for the duration of this Agreement shall maintain its registration as a broker-dealer and membership in good standing with FINRA; and

(v)           it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects.

B.            In connection with all matters relating to this Agreement, the Distributor will comply with the applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations.

C.            The Distributor shall promptly notify the Client of the commencement of any litigation or proceedings against the Distributor or any of its managers, officers or directors in connection with the issue and sale of any of the Shares.

D.            The Distributor agrees to advise the Client promptly in writing:

(i)            of any material and non-routine correspondence or other communication by the SEC or the FINRA or their respective staffs relating to the sale of any of the Shares of the Funds;

(ii)           in the event of the issuance by the SEC of any order suspending Distributor’s registration as a broker-dealer under the 1934 Act;

(iii)          of the happening of any event which makes untrue any statement made in the Registration Statement, Prospectus, annual or interim report, or any such advertising materials or sales literature that relates directly to the Distributor and was furnished to the Client or its counsel by the Distributor; and

(iv)          of the commencement of any litigation or proceedings against the Distributor or any of its employees, agents, officers or directors in connection with the issue and sale of any of the Shares.

E.             The Distributor shall provide to the Client in a timely and accurate manner all such information (and in such reasonable medium) that the Board may reasonably request relating to Distributor’s performance of its services and duties under this Agreement.

5.             Compensation.  As compensation for the services performed and the expenses assumed by Distributor under this Agreement including, but not limited to, any commissions paid for sales of Shares, Distributor shall be entitled to the fees and expenses set forth in Exhibit B hereto (as amended from time to time).  The Distributor hereby acknowledges that the Client’s obligations hereunder with respect to the fees payable with respect to the shares of any Fund of the Client or a particular class of shares of a Fund are binding only on the assets and property belonging to such Fund or allocated to such class.

6.             Expenses.

A.            The Client shall bear all costs and expenses in connection with registration of the Shares with the SEC and the applicable states, as well as all costs and expenses in connection with the offering of the Shares and communications with shareholders of its Funds, including but not limited to (i) fees and disbursements of its counsel and independent public accountants; (ii) costs and expenses of the preparation, filing, printing and mailing of Registration Statements and Prospectuses and amendments thereto, as well as related advertising and sales literature; (iii) costs and expenses of the preparation, printing and mailing of annual and interim reports, proxy materials and other communications to shareholders of the Funds; and (iv) fees required in connection with the offer and sale of Shares in such jurisdictions as shall be selected by the Client pursuant to Section 3(D) hereof.

B.            The Distributor shall bear the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification.  The Distributor does not assume responsibility for any expenses not expressly assumed hereunder.

7.             Indemnification.

A.            The Client shall indemnify, defend and hold the Distributor, its affiliates and each of their respective members, managers, directors, officers, employees, representatives and any person who controls or previously controlled the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Distributor Indemnitees”), free and harmless from and against any and all losses, claims, demands, liabilities, damages and expenses (including the reasonable costs of investigating or defending any alleged losses, claims, demands, liabilities, damages or expenses and any reasonable counsel fees incurred in connection therewith) (collectively, “Losses”) that any Distributor Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or relating to (i) the Distributor serving as distributor of the Funds pursuant to this Agreement; (ii) the Client’s breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (iii) the Client’s willful failure to comply with any applicable securities laws or regulations; or (iv) any claim that the Registration Statement, Prospectus, shareholder reports, sales literature and advertising materials or other information filed or made public by the Client (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading under the 1933 Act, or any other statute or the common law, any violation of any rule of FINRA or of the SEC or any other jurisdiction wherein Shares of the Funds are sold, provided, however, that the Client’s obligation to indemnify any of the Distributor Indemnitees shall not be deemed to cover any Losses arising out of (i) any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, Prospectus, annual or interim report, or any such advertising materials or sales literature in reliance upon and in conformity with information relating to the Distributor and furnished to the Client or its counsel by the Distributor in writing , (ii) any untrue statement or alleged untrue statement or omission or alleged omission or any misleading statement relating to the Funds made by any employee or registered representative of Foreside who is not also affiliated with Client, or (iii) any conduct in connection with the services provided hereunder by an employee or registered representative of Foreside who is not also affiliated with Client that violates FINRA rules to which the registered representative is subject.  In no event shall anything contained herein be so construed as to protect the Distributor against any liability to the Client or its shareholders to which the Distributor would otherwise be subject, and the indemnity in this Section 7A shall not be applicable, by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Distributor’s obligations or duties under this Agreement or by reason of its reckless disregard of its obligations or duties under this Agreement.

The Client’s agreement to indemnify the Distributor Indemnitees with respect to any action is expressly conditioned upon the Client being notified of such action or claim of Loss brought against any Distributor Indemnitee, such notification to be given by letter or telegram addressed to the Client’s President, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such

Distributor Indemnitee, unless the failure to give notice does not prejudice the Client.  The failure so to notify the Client of any such action shall not relieve the Client from any liability which the Client may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, or alleged omission, otherwise than on account of the Client’s indemnity agreement contained in this Section 7(A).

B.            The Client shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Client elects to assume the defense, such defense shall be conducted by counsel chosen by the Client and approved by the Distributor Indemnitee, which approval shall not be unreasonably withheld.  In the event the Client elects to assume the defense of any such suit and retain such counsel, the Distributor Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them.  If the Client does not elect to assume the defense of any such suit, or in case the Distributor does not, in the exercise of reasonable judgment, approve of counsel chosen by the Client or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Client and the Distributor Indemnitee(s), the Client will reimburse the Distributor Indemnitee(s) in such suit, for the reasonable fees and expenses of any counsel retained by Distributor and them.  The Client’s indemnification agreement contained in Sections 7(A) and 7(B) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor Indemnitee(s), and shall survive the delivery of any Shares and the termination of this Agreement.  This agreement of indemnity will inure exclusively to the Distributor’s benefit, to the benefit of each Distributor Indemnitee.

C.            The Client shall advance attorney’s fees and other expenses incurred by a Distributor Indemnitee in defending any claim, demand, action or suit which is the subject of a claim for indemnification pursuant to this Section 7 to the maximum extent permissible under applicable law only if (i) the claim relates to performance of duties or services of the Distributor or Distributor Indemnitee under this Agreement and (ii) the Distributor and Distributor Indemnitee to whom funds are advanced undertake to repay the advanced funds to the Client in each case in which they would not be entitled, or are adjudged not to be entitled, to indemnification under Section 7A.

D.            The Distributor shall indemnify, defend and hold the Client, its affiliates, and each of their respective trustees, directors, officers, employees, representatives, and any person who controls or previously controlled the Client within the meaning of Section 15 of the 1933 Act (collectively, the “Client Indemnitees”), free and harmless from and against any and all Losses that any Client Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or relating to (i) the Distributor’s breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (ii) the Distributor’s failure to comply with any applicable securities laws or regulations; or (iii) any claim that the Registration Statement, Prospectus, sales literature and advertising materials or other information filed or made public by the Client (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements not misleading, insofar as such statement or omission was made in reliance upon, and in conformity with, information relating to the Distributor and furnished to the Client by the Distributor in writing.  In no event shall anything contained herein be so construed as to protect the Client against any liability to the Distributor to which the Client would otherwise be subject, and the indemnity in this Section 7D shall not be applicable, by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Client’s duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

The Distributor’s agreement to indemnify the Client Indemnitees with respect to any action is expressly conditioned upon the Distributor’s being notified of such action or claim of Loss brought against a Client Indemnitee, such notification to be given by letter or telegram addressed to the Distributor’s President, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Client Indemnitee, unless the failure to give notice does not prejudice the Distributor.  The failure so to notify the Distributor of any such action shall not relieve the Distributor from any liability which the Distributor may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, or alleged omission, otherwise than on account of the Distributor’s indemnity agreement contained in this Section 7(D).

E.             The Distributor shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by the Distributor and approved by the Client Indemnitee, which approval shall not be unreasonably withheld.  In the event the Distributor elects to assume the defense of any such suit and retain such counsel, the Client Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them.  If the Distributor does not elect to assume the defense of any such suit, or in case the Client does not, in the exercise of reasonable judgment, approve of counsel chosen by the Distributor or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Distributor and the Client Indemnitee(s), the Distributor will reimburse the Client Indemnitee(s) in such suit, for the reasonable fees and expenses of any counsel retained by the Client and them.  The Distributor’s indemnification agreement contained in Sections 7(D) and (E) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Client Indemnitee(s), and shall survive the delivery of any Shares and the termination of this Agreement.  This agreement of indemnity will inure exclusively to the Client’s benefit, to the benefit of each Client Indemnitee.

F.             The Distributor shall advance attorney’s fees and other expenses incurred by a Client Indemnitee in defending any claim, demand, action or suit which is the subject of a claim for indemnification pursuant to this Section 7 to the maximum extent permissible under applicable law.

G.            No person shall be obligated to provide indemnification under this Section 7 if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act or the rules of the FINRA; provided, however, in such event indemnification shall be provided under this Section 7 to the maximum extent so permissible.

8.             Dealer Agreement Indemnification.

A.            Distributor acknowledges and agrees that certain large and significant broker-dealers, such as (without limitation) Merrill Lynch, UBS and Morgan Stanley (all such brokers referred to herein as the “Brokers”), require that Distributor enter into dealer agreements (the “Non-Standard Dealer Agreements”) that contain certain representations, undertakings and indemnification that are not included in the Standard Dealer Agreement.  Distributor agrees to provide a copy of any such Non-Standard Dealer Agreement to Client for Client approval of the terms of such Non-Standard Dealer Agreement prior to Distributor entering into any such Non-Standard Dealer Agreement.

B.            To the extent that Distributor is requested or required by the Client to enter into any Non-Standard Dealer Agreement, the Client shall indemnify, defend and hold the Distributor Indemnitees free and harmless from and against any and all Losses that any Distributor Indemnitee may incur arising out of or relating to (a) any representations made by Distributor in any Non-Standard Dealer Agreement to the extent that Distributor is not required to make such representations in the Standard Dealer Agreement; or (b) any indemnification provided by Distributor under a Non-Standard Dealer Agreement to the extent that such indemnification is beyond the indemnification Distributor provides to intermediaries in the Standard Dealer Agreement; provided, however, that the Client’s obligation to indemnify any of the Distributor Indemnitees shall not be deemed to cover any Losses arising out of (i) any untrue statement or alleged untrue statement or omission or alleged omission in the Registration Statement, Prospectus, annual or interim report, or any such advertising materials or sales literature made in reliance upon, and in conformity with, information relating to the Distributor and furnished to the Client or its counsel by the Distributor in writing (ii) any untrue statement or alleged untrue statement or omission or alleged omission or any misleading statement relating to the Funds made by any employee or registered representative of Foreside who is not also affiliated with Client, or (iii) any conduct in connection with the services provided hereunder by an employee or registered representative of Foreside who is not also affiliated with Client that violates FINRA rules to which the registered representative is subject.  In no event shall anything contained herein be so construed as to protect the Distributor Indemnitees against any liability to the Client or its shareholders to which the Distributor Indemnitees would otherwise be subject, and the indemnity in this Section 8B shall not be applicable, by reason of willful misfeasance, bad faith, or gross negligence in the performance of Distributor’s obligations or duties under the Non-Standard Dealer Agreement or by reason of Distributor’s reckless disregard of its obligations or duties under the Non-Standard Dealer Agreement.

9.             Limitations on Damages.  Neither Party shall be liable for any consequential, special, punitive, incidental or indirect Losses suffered by the other Party, whether or not the likelihood of such losses or damages was known by the Party.

10.          Force Majeure.  Neither Party shall be liable for Losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, Acts of Nature (including fire, flood, earthquake, storm, hurricane or other natural disaster); action or inaction of civil or military authority; acts of foreign enemies; war; terrorism; riot; insurrection; sabotage; epidemics; labor disputes; civil commotion; or interruption, loss or malfunction of utilities, transportation, computer or communications capabilities, and the other Party shall have no right to terminate this Agreement in such circumstances.

11.          Duration and Termination.

A.            This Agreement shall become effective with respect to each Fund and class of Shares thereof listed on Exhibit A hereof as of the date hereof and, with respect to each Fund and class of Shares thereof not in existence on that date, on the date an amendment to Exhibit A to this Agreement relating to that Fund and class of Shares thereof is executed.  Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date hereof.  Thereafter, if not terminated, this Agreement shall continue automatically in effect as to each Fund for successive one-year periods, provided such continuance is specifically approved at least annually by (i) (a) the Client’s Board or (b) the vote of a majority of the outstanding voting securities of a Fund and (ii) a majority of the members of the Board who are not interested persons, in accordance with Section 15 of the 1940 Act.

B.            Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to a particular Fund (i) through a failure to renew this Agreement at the end of a term or (ii) upon mutual consent of the parties.  Further, this Agreement may be terminated upon no less than 60 days’ written notice, by either the Client through a vote of a majority of the members of the Board who are not interested persons, as that term is defined in the 1940 Act, and have no direct or indirect financial interest in the operation of this Agreement or by vote of a majority of the outstanding voting securities of a Fund, or by the Distributor, provided that should the Client terminate this Agreement pursuant to this sentence prior to the first anniversary of the date of this Agreement, Client will pay to Distributor Sixty Four Thousand Dollars ($64,000) less the total amount of Asset Fees, as provided for on Exhibit B hereto, paid to Distributor up to the date of such termination.

C.            This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment.

D.            The Client shall retain the exclusive right to use “IVA Funds Distributors, LLC” or any variation of such name upon the termination of this Agreement.

12.          Anti-Money Laundering Compliance.

A.            Each of Distributor and Client acknowledges that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering.

B.            The Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by the Distributor with any broker-

dealer or other financial intermediary that is authorized to effect transactions in Shares of the Funds.

C.            Each of Distributor and Client agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”).  Distributor undertakes that it will grant to the Client, the Client’s anti-money laundering compliance officer and appropriate regulatory agencies, reasonable access to copies of Distributor’s AML Operations, and related books and records to the extent they pertain to the Distributor’s services hereunder.  It is expressly understood and agreed that the Client and the Client’s compliance officer shall have no access to any of Distributor’s AML Operations, books or records pertaining to other clients or services of Distributor.

13.          Privacy.  In accordance with Regulation S-P, the Distributor will not disclose any non-public personal information, as defined in Regulation S-P, received from the Client or any Fund regarding any Fund shareholder; provided, however, that the Distributor may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Distributor so long as the party receiving such information agrees to treat such information as Confidential Information under this Agreement.  The Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Funds.

The Distributor agrees to use reasonable precautions to protect, and prevent the unintentional disclosure of, such non-public personal information.

14.          Confidentiality.  During the term of this Agreement, the Distributor and the Client may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients.  As used in this Agreement, “Confidential Information” means information belonging to the Distributor or the Client which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to either party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement.  Confidential Information does not include: (i) information that was known to the receiving Party before receipt thereof from or on behalf of the Disclosing Party; (ii) information that is disclosed to the Receiving Party by a third person who has a right to make such disclosure without any obligation of confidentiality to the Party seeking to enforce its rights under this Section; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the Receiving Party; or (iv) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s information.

Each party will protect the other’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party’s

Confidential Information other than in connection with its obligations hereunder.  Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by any regulator; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure.

15.          Notices.  Any notice required or permitted to be given by any party to the others shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service or 3 days after sent by registered or certified mail, postage prepaid, return receipt requested or on the date sent and confirmed received by facsimile transmission to the other party’s address as set forth below:

Notices to the Distributor shall be sent to:

IVA Funds Distributors, LLC

Attn: Legal/Compliance

Three Canal Plaza, Suite 100

Portland, ME 04101

Fax: (207) 553-7151

notices to the Client shall be sent to:

IVA Fiduciary Trust

Attn:  Michael W. Malafronte

645 Madison Avenue, 12th Floor

New York, NY 10022

Fax: (212) 584-3574

16.          Modifications.  The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Client.  If required under the 1940 Act, any such amendment must be approved by the Client’s Board, including a majority of the Client’s Board who are not interested persons, as such term is defined in the 1940 Act, of any party to this Agreement, by vote cast in person at a meeting for the purpose of voting on such amendment.

17.          Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

18.          Entire Agreement.  This Agreement constitutes the entire agreement between the Parties hereto and supersedes all prior communications, understandings and agreements relating to the subject matter hereof, whether oral or written.

19.          Survival.  The provisions of Sections 5, 6, 7, 8, 9, 13 and 14 of this Agreement shall survive any termination of this Agreement.

20.          Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

21.          Counterparts.  This Agreement may be executed by the Parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same document.

22.          Notice.  A copy of the Client’s Agreement and Declaration of Trust, as it may be amended or restated in the future, is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees of the Trust or shareholders of any series of the Trust individually but are binding only upon the assets and property of the Trust or the respective series.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

IVA FUNDS DISTRIBUTORS, LLC

By:	/s/ Richard J. Berthy
Richard J. Berthy, Vice President

IVA FIDUCIARY TRUST

By:	/s/ Michael W. Malafronte
Michael W. Malafronte, President

EXHIBIT A

Fund Names

IVA International Fund

Class A

Class C

Class I

IVA Worldwide Fund

Class A

Class C

Class I

Exhibit B

Compensation

SALES LOADS:

1.             With respect to Class A Shares, Distributor shall be entitled to that part of the sales charge which is retained by the Distributor after reallowance of discounts to dealers as set forth, if required, in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of the offering, as amended. All such retained sales charges, including sales charges received by Distributor in connection with Shares purchased via the Fund’s transfer agent without using an intermediary, shall be used solely for distribution related expenses.

2.             With respect to Class I Shares, if any, the Distributor shall not be entitled to any compensation.

3.             With respect to any future Class of Shares, the Distributor shall be entitled to such consideration as the Fund and the Distributor shall agree at the time such Class of Shares is established.

DISTRIBUTION SERVICES FEES

One-time Fees	One-time

Setup fee	$30,000 [WAIVED]

Recurring Fees	Rate

Asset Fee (basis points) based on total average net assets in the Trust

0.50 basis points on first $2 billion of assets in the Trust;

plus

0.25 basis points on the next $3 billion of assets in the Trust.

There shall be no fee on assets in the Trust over $5 billion.

The asset based fees noted above shall be calculated and billed monthly, subject to a minimum annual fee of $90,000 ($7,500 per month)

OUT-OF-POCKET EXPENSES

Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of Shares, including, without limitation: annual financial audit of the broker-dealer and associated costs (approximately $35,000), typesetting, printing and distribution of Prospectuses and shareholder reports; production, printing, distribution and placement of advertising and sales literature and materials; engagement of designers, free-lance writers and public relations firms; long-distance telephone charges; postage; overnight delivery charges; record retention; travel, lodging and meals.

12b-1 PAYMENTS:

Attached to this Exhibit B are all plans of distribution under Rule 12b-1 under the 1940 Act approved by the Funds and in effect (collectively, the “Distribution Plan”).  If the Funds have a Board approved Distribution Plan that authorizes them to compensate and reimburse the Distributor for distribution services, then the Funds shall be responsible for all compensation and reimbursements pursuant to this Agreement, or such portions thereof as are authorized under the Distribution Plan.  All residual 12b-1 fees not otherwise paid to intermediaries in connection with purchases of Shares shall be retained by the Distributor and used solely for distribution related expenses.  For the avoidance of doubt, the foregoing sentence shall not refer to the Distribution Services Fees paid to the Distributor pursuant to this Agreement.

INVESTMENT ADVISER PAYMENTS

The Funds’ investment adviser shall compensate and reimburse the Distributor for its provision to the Funds of any distribution services for which the Funds are not authorized to compensate and reimburse the Distributor.

Notes:

•      All fees are subject to an annual CPI increase effective on the anniversary of the contract date.